EXHIBIT 3 (ii)

Included below in their entirety are the sections of the

BYLAWS

OF

BALDOR ELECTRIC COMPANY

amended by the Board of Directors at their meeting on August 4, 2008

ARTICLE III

MEETINGS OF SHAREHOLDERS

7.	Notice of Shareholder Business at Annual Meetings. At any annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. In addition to any other requirements imposed by or pursuant to law, the corporation’s Articles of Incorporation, as then in effect, or these Bylaws, each item of business to be properly brought before an annual meeting must:

(a)	be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or the persons calling the meeting pursuant to the corporation’s Articles of Incorporation, as then in effect;

(b)	be otherwise properly brought before the meeting by or at the direction of the Board of Directors; or

(c)	be otherwise properly brought before the meeting by a shareholder.

For business other than nominations of candidates and the election of directors to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the preceding paragraph, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed to and received at the principal office of the corporation not less than 120 days nor more than 180 days before the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the shareholder must be so delivered, or mailed and received, not earlier than the close of business on the 180th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation.

A shareholder’s notice to the Secretary of the corporation shall set forth the following as to each matter the shareholder proposes to bring before the annual meeting, each of which shall be true and correct:

(a)	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting with respect to such business (and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting,

(b)	the name and address, as they appear on the corporation’s books, of the shareholder(s) proposing such business and any shareholder associated person (as defined below) on whose behalf the proposal is made,

(c)	the number of shares of common stock of the corporation which are beneficially owned or of record by the proposing shareholder(s) and any shareholder associated person (and such notice shall include documentary evidence of such record or beneficial ownership),

(d)	any material interest, including but not limited to, any direct or indirect financial interest, of the proposing shareholder(s) in such business and any shareholder associated person in such business,

(e)	any derivative positions held or beneficially held by the shareholder and any shareholder associated person, and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or increase the voting power of, such shareholder or any shareholder associated person with respect to the corporation’s securities,

(f)	a representation that the shareholder intends to appear in person or by proxy at the meeting to propose such business,

(g)	a representation whether the shareholder or any shareholder associated person intends or is part of a group which intends to solicit proxies in support of such shareholder’s proposal, and

(h)	a representation that the shareholder or any shareholder associated person has filed with the Securities and Exchange Commission any Schedule 13D or Schedule 13G required to be filed by the shareholder or shareholder associated person under the Securities Exchange Act of 1934, as amended, as a result of the shareholder’s or shareholder associated person’s beneficial ownership interest in the corporation, and that all information contained in any such filed Schedule 13D or Schedule 13G is true and correct and accurately reports the shareholder’s or shareholder associated person’s beneficial ownership interest in the corporation.

Notwithstanding anything in these Bylaws to the contrary, but subject to Section 12 of Article VI hereof, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 7 of Article III. The Chairman of the Board of Directors, if the facts warrant, shall determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section 7 of Article III. If the Chairman of the Board of Directors so determines, the Chairman of the Board of Directors shall so declare to the meeting and any such business not properly brought before the annual meeting shall not be transacted. The Chairman of the Board of Directors shall have absolute authority to decide questions of compliance with the foregoing procedures, and the ruling thereon shall be final and conclusive. The provisions of this Section 7 shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) under the Exchange Act.

For the purposes of this Section 7 and Section 12 of Article VI, “shareholder associated person” of any shareholder means (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such shareholder associated person.

ARTICLE VI

BOARD OF DIRECTORS

12.	Nomination of Directors. Nominations for election to the Board of Directors may be made by the Board of Directors, or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote in the election of directors. Nominations, other than those made by the existing Board of Directors, shall be made in writing and shall be delivered or mailed to the Secretary of the corporation not less than 120 days nor more than 180 days before the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the shareholder must be so delivered, or mailed and received, not earlier than the close of business on the 180th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting.

Such nomination and notification shall contain the following information which shall be true and correct:

(a)	the names and addresses of the proposed nominee or nominees;

(b)	the principal occupation of each proposed nominee;

(c)	the total number of shares which are beneficially owned or of record for the proposed nominees;

(d)	the name and residence address of each notifying or nominating shareholder and any shareholder associated person covered by clause (c) below or on whose behalf the nomination is made;

(e)	the number of shares which are beneficially owned or of record for each of the notifying or nominating shareholder and any shareholder associated person (as defined in Section 7 of Article III), and the proposed nominees;

(f)	Any derivative positions held or beneficially held by the notifying or nominating shareholder and any shareholder associated person, and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or increase the voting power of, such shareholder or any shareholder associated person with respect to the corporation’s securities;

(g)	a description of all arrangements or understandings between or among the notifying or nominating shareholder, any shareholder associated person, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

(h)	a representation that the notifying or nominating shareholder or any shareholder associated person has filed with the Securities and Exchange Commission any Schedule 13D or Schedule 13G required to be filed by the notifying or nominating shareholder or shareholder associated person under the Securities Exchange Act of 1934, as amended, as a result of the notifying or nominating shareholder’s or shareholder associated person’s beneficial ownership interest in the corporation, and that all information contained in any such filed Schedule 13D or Schedule 13G is true and correct and accurately reports the notifying or nominating shareholder’s or shareholder associated person’s beneficial ownership interest in the corporation;

(i)	the consent of each nominee to serve as a director if so elected; and

(j)	if the notifying or nominating shareholder intends to solicit proxies in support of such shareholder’s nominee(s), a representation to that effect.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the Board of Directors, and upon his instructions, the judges of election may disregard all votes cast for each such nomination.